Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS RECEIVES UNSOLICITED TENDER OFFER

RALEIGH, NC, April 10, 2003 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today received an unsolicited offer from Axcan Pharma Inc. to acquire all of the outstanding common stock of Salix for $8.75 per share. Salix’s management, Board of Directors and professional advisors will evaluate the offer, and the Board will advise Salix’s stockholders of its response to the offer no later than April 24, 2003. In the interim, Salix requests that its stockholders defer making a determination whether to accept or reject the Axcan offer until they have been advised of Salix’s position with respect to the offer.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company’s 60-plus member gastroenterology specialty sales force. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.